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                          FORM OF FEE WAIVER AGREEMENT

February __, 2003

J.P. Morgan Mutual Fund Series
c/o J. P. Morgan Fund Distributors, Inc.
522 Fifth Avenue
New York, N.Y. 10036

Dear Sirs:

     JPMorgan Chase Bank ("JPMorgan Chase Bank"), hereby agrees to reimburse the JPMorgan Intrepid Growth Fund, the JPMorgan Intrepid Value Fund, the JPMorgan Intrepid All Cap Fund and the JPMorgan Intrepid Investor Fund (each a "Fund", together the "Funds"), through February 28, 2004 with respect to the Funds' Select Class Shares to the extent necessary to maintain the Funds' Select Class Shares' total operating expenses at the annual rate of 1.00% of the average daily net assets. This reimbursement arrangement does not include interest, taxes or extraordinary expenses.

     JPMorgan Chase Bank understands and intends that the J.P. Morgan Mutual Fund Series will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

     Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMORGAN CHASE BANK


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Michael Moran
Vice President and Assistant Treasurer

Accepted by:

J.P. MORGAN MUTUAL FUND SERIES


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David Wezdenko
Treasurer